Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS SECOND QUARTER

FISCAL 2007 RESULTS

•  EBITDA Increases Approximately 24% Over the Prior Year Period

MEDFORD, Oregon, February 12, 2007 – Harry & David Holdings, Inc., announced financial results today for the second fiscal quarter ended December 30, 2006.

Net sales for the thirteen-week period ended December 30, 2006 were $389.2 million, an increase of $26.8 million, or 7.4%, over the thirteen-week period ended December 24, 2005, primarily driven by increases in the Company’s Harry & David Direct Marketing segment, wholesale division sales of Harry & David® products and Harry & David retail stores sales.

For the second quarter of fiscal 2007, EBITDA, which the Company defines as earnings before net interest expense, income taxes, depreciation and amortization, increased 24.1% to $115.4 million compared to $93.0 million in the same period last fiscal year. The improved EBITDA was due to selected product price increases and higher shipping and handling revenue in the Harry & David Direct Marketing segment, as well as reduced product markdowns and promotional discounting activity, lower average product costs and lower package delivery expense compared to last year. The shipping and handling income increase was attributable to shipping and handling price increases instituted earlier in the year, reduced delivery promotions as compared to the prior year and product price increases, as shipping and handling charges are product price dependent.

Pre-tax income for the second quarter of fiscal 2007 was $102.9 million, compared to $81.3 million reported in the same period last fiscal year, primarily due to a $19.8 million improvement in operating income. Net income for the second quarter of fiscal 2007 was $62.5 million, reflecting an effective tax rate of 39.2%, compared to net income of $49.1 million, reflecting an effective tax rate of 39.6%, reported in the same period last fiscal year.

For the twenty-seven weeks ended December 30, 2006, the Company reported net sales of $455.1 million and EBITDA of $117.8 million, as compared to net sales of $420.1 million and EBITDA of $73.5 million for the twenty-six week period ended December 24, 2005. The net sales increase was $21.8 million, or 5.2%, in the first two quarters of fiscal 2007 from the first two quarters of fiscal 2006, when normalized for a twenty-six week period. The pre-tax income for the first twenty-seven weeks of fiscal 2007 was $93.4 million, compared to $50.1 million reported in the same twenty-six week period in fiscal 2006, primarily due to a $26.4 million improvement in operating income and a one-time $15.8 million non-cash curtailment gain associated with the freeze of the Company’s pension plan, effective June 25, 2006. Net income for the twenty-seven weeks ended December 30, 2006 was $56.7 million, reflecting an effective tax rate of 39.3%, compared to net income of $31.8 million and an effective tax rate of 36.5% for the twenty-six weeks ended December 24, 2005.

“We are very pleased with our financial, operational, and strategic performance during the second quarter of fiscal 2007,” said Bill Williams, President and Chief Executive Officer. “Our 7.4% sales growth for the quarter was driven primarily by higher shipping and handling income and higher average retail prices, as well as lower markdowns and reduced promotional activity compared to the prior year. Despite a decrease in the number of orders and packages shipped, we experienced positive trends in revenue per sales transaction and cost per shipped package. We believe our 330 basis-point improvement in gross margin over the second quarter of fiscal 2006 is a clear indication of the consumers’ appetite for our products and their appreciation of the quality and service we offer.”

Gross profit margin was 52.2% in the second quarter of fiscal 2007 compared to 48.9% in the same period last year. The improvement was driven by increased product prices and shipping and handling charges, lower variable product manufacturing costs associated with raw materials and packaging, and reduced delivery expenses per average package.

For the second quarter of fiscal 2007, selling, general and administrative expenses increased to $93.0 million from $86.8 million in the same period last fiscal year and, as a percentage of consolidated net sales, decreased to 23.9% in the second quarter of fiscal 2007 from 24.0% in the second quarter of fiscal 2006.

Net sales highlights by operating segment were as follows:

•

Harry and David Direct Marketing’s segment net sales, which include catalog, Internet, business-to-business and outbound telemarketing sales, as well as shipping and handling revenue, were $270.5 million in the thirteen-week period ended December 30, 2006, up 4.9% from $257.9 million in the thirteen-week period ended December 24, 2005. Despite a decrease in items shipped, sales grew due to a combination of higher shipping and handling charges, increased retail prices, and lower markdowns due to the Company’s planned reduction in price promotional activity compared to the second quarter of fiscal 2006.

•

Harry and David Stores’ segment net sales increased 7.7% to $71.6 million in the thirteen-week period ended December 30, 2006, from $66.5 million in the thirteen-week period ended December 24, 2005, primarily due to selected price increases, as well as reduced promotional discounts and fewer product markdowns. In addition, the stores experienced higher customer traffic due to positive response to recent merchandising, marketing and packaging initiatives. There were 135 Harry & David Stores in operation in both the second quarter of fiscal 2006 and fiscal 2007, but over the past 12 months, the Company has opened six stores and closed six under-performing stores. Comparable store sales increased 8.5% for the thirteen weeks ended December 30, 2006 as compared to last fiscal year. After adjusting for the shift in weeks for the thirteen-week periods in fiscal 2006 and fiscal 2007, comparable store sales were up 5.7%. December 2006 marked the 37th consecutive month of positive comparable store sales.

•

Jackson & Perkins’ segment net sales increased 2.3% to $26.6 million in the second quarter of fiscal 2007 due to timing of sales in the wholesale division, partially offset by a decrease in the direct marketing division. Jackson & Perkins’ direct marketing division sales decreased 4.9% as a result of a planned page reduction in the catalogs, reflecting an overall strategy to reduce the number of less profitable products in its catalogs. Jackson & Perkins’ wholesale division net sales increased $1.5 million to $7.1 million in the thirteen-week period ended December 30, 2006, primarily due to the timing of sales volume.

•

Other category net sales increased 71.7% to $20.6 million in the thirteen-week period ended December 30, 2006, due primarily to volume gains achieved with national retailers as a result of Harry and David wholesale division’s marketing efforts.

As of December 30, 2006, the Company had total long-term debt outstanding of $245.0 million, representing the aggregate principal amount outstanding under the Company’s senior notes. As of this date, the Company had $164.0 million in cash and cash equivalents and $123.0 million in unused borrowings under its revolving credit facility, subject to the available borrowing base determined by an asset-based debt limitation formula. Total available borrowings at December 30, 2006 under its revolving credit formula were approximately $17.9 million. The Company believes that cash flow from operations, cash and cash equivalents and the available credit facility will be sufficient to fund operations for the next twelve months.

The full interim results for the second fiscal quarter ended December 30, 2006 will be filed with the SEC in a quarterly report on Form 10-Q no later than February 13, 2007. The second quarter press release is also being made available on the Company’s corporate website, www.hndcorp.com.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For a reconciliation of EBITDA to the most comparable GAAP measure, see the attached Reconciliation of GAAP Net Income to EBITDA and following notes.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause our actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to, risks relating to market demand for the Company’s products, production capabilities, relationships with customers, the implementation of the Company’s business and marketing strategies, competition, continued rising fuel and energy costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal work force and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, Monday, February 12, 2007 at 2:00 p.m. Pacific (5:00 p.m. Eastern) with Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer and Cathy J. Fultineer, Executive Vice President of Sales and Marketing. To access the conference call, participants in North America should dial 1-800-811-8824 and international participants should dial 1-913-981-4903. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through February 26, 2007 by dialing 1-888-203-1112 in North America and by dialing 1-719-457-0820 when calling internationally, with all callers using the replay pass code 6463371.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® brand, and premium rose plants, horticultural products and home and garden décor, marketed under the Jackson & Perkins® brand.

CONTACTS:

Company Contact	Media Contact	Investor Relations Contact
Steve O’Connell, CFO	Bill Ihle, SVP Corp. Relations	John Mills/Christine Lumpkins
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.	Integrated Corporate Relations, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com	jmills@icrinc.com
(541) 864-2164	(541) 864-2145	clumpkins@icrinc.com
(310) 954-1100

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands, Except Share and Per Share Data)

	December 30, 2006 Unaudited	June 24, 2006	December 24, 2005 Unaudited
Assets
Current assets:
Cash and cash equivalents	$164,049	$23,802	$147,141
Trade accounts receivable, net	29,100	8,926	27,874
Other receivables	2,440	3,059	5,617
Inventories, net	64,230	74,117	70,197
Prepaid catalog expenses	4,501	3,066	5,376
Income taxes receivable	63	556	381
Other current assets	13,179	10,561	25,177

Total current assets	277,562	124,087	281,763

Fixed assets, net	175,680	174,010	174,231
Intangibles, net	31,671	32,657	34,023
Deferred financing costs, net	13,461	14,813	14,317
Deferred income taxes	2,608	9,293	8,663
Other assets	520	488	573

Total assets	$501,502	$355,348	$513,570

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$65,806	$26,455	$74,249
Accrued payroll and benefits	19,720	14,895	18,449
Deferred revenue	41,055	17,188	41,084
Deferred income taxes	56,061	26,442	45,272
Accrued interest	5,915	5,604	5,769
Accrued restructuring costs	—	—	1,196
Other accrued liabilities	18,770	11,474	36,016
Notes payable	—	—	15

Total current liabilities	207,327	102,058	222,050

Long-term debt	245,000	245,000	245,000
Accrued pension liability	18,368	35,621	33,389
Other long-term liabilities	3,292	3,119	2,711

Total liabilities	473,987	385,798	503,150

Commitments and contingencies

Stockholders’ equity (deficit)
Common stock, $0.01 par value, 1,500,000 shares authorized; 1,031,673, 1,019,929 and 1,014,888 shares issued and outstanding at December 30, 2006, June 24, 2006 and December 24, 2005, respectively	10	10	10
Additional paid-in capital	5,233	3,954	3,320
Retained earnings (accumulated deficit)	22,272	(34,414)	7,090

Total stockholders’ equity (deficit)	27,515	(30,450)	10,420

Total liabilities and stockholders’ equity (deficit)	$501,502	$355,348	$513,570

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and Per Share Data)

(Unaudited)

	Thirteen weeks ended		Twenty-seven weeks ended December 30, 2006	Twenty-six weeks ended December 24, 2005
	December 30, 2006	December 24, 2005
Net sales	$389,152	$362,392	$455,050	$420,115
Cost of good sold	185,883	185,211	228,358	227,967

Gross profit	203,269	177,181	226,692	192,148

Operating expenses:
Selling, general and administrative	92,788	86,529	134,239	126,065
Selling, general and administrative – related party	250	250	500	500

	93,038	86,779	134,739	126,565

Operating income	110,231	90,402	91,953	65,583

Other (income) expense:
Interest income	(319)	(156)	(437)	(258)
Interest expense	7,742	7,104	15,130	13,557
Other (income) expense	(77)	2,180	(15,844)	—
			(267)	2,180

	7,346	9,128	(1,418)	15,479

Income before income taxes	102,885	81,274	93,371	50,104
Provision for income taxes	40,337	32,217	36,685	18,313

Net income	$62,548	$49,057	$56,686	$31,791

Earnings per share:
Basic and diluted	$61.12	$48.34	$55.49	$31.41

Weighted-average shares used in per share calculations:
Basic and diluted	1,023,319	1,014,888	1,021,561	1,012,171

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Twenty-seven weeks ended December 30, 2006	Twenty-six weeks ended December 24, 2005
Operating activities
Net income	$56,686	$31,791
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	8,707	8,904
Amortization of intangible assets	986	1,154
Amortization of deferred financing costs	1,352	1,166
Stock option compensation expense	309	226
Write-off of deferred IPO costs	—	2,180
Loss on disposal of fixed assets	221	304
Deferred income taxes	36,304	18,352
Pension curtailment gain	(15,844)	—
Changes in operating assets and liabilities:
Accounts receivable	(19,555)	(23,032)
Inventories	9,887	(1,537)
Prepaid catalog and other assets	(3,592)	(22,522)
Accounts payable and accrued liabilities	50,547	88,877
Deferred revenue	23,867	26,082

Net cash provided by operating activities	149,875	131,945

Investing activities
Acquisition of fixed assets	(10,599)	(6,832)
Proceeds from the sale of fixed assets	1	11

Net cash used in investing activities	(10,598)	(6,821)

Financing activities
Borrowings of revolving debt	108,500	104,000
Repayments of revolving debt	(108,500)	(104,000)
Repayments of notes payable	—	(253)
Payments for deferred financing costs	—	(1,214)
Proceeds from exercise of stock options	970	1,230
Dividend	—	(2,600)

Net cash provided by (used in) financing activities	970	(2,837)

Increase in cash and cash equivalents	140,247	122,287
Cash and cash equivalents, beginning of period	23,802	24,854

Cash and cash equivalents, end of period	$164,049	$147,141

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

(in Thousands)

(Unaudited)

	Thirteen weeks ended December 30, 2006	Thirteen weeks ended December 24, 2005	Twenty-seven weeks ended December 30, 2006	Twenty-six weeks ended December 24, 2005
Net cash provided by operating activities	$228,340	$203,108	$149,875	$131,945
Stock option compensation expense	188	113	309	226
Changes in operating assets and liabilities	119,442	114,100	61,154	67,868
Write-off of deferred IPO costs	—	2,180	—	2,180
Loss on disposal of fixed assets	134	229	221	304
Deferred income taxes	40,263	32,067	36,304	18,352
Pension curtailment gain	—	—	(15,844)	—
Amortization of deferred financing costs	658	583	1,352	1,166
Depreciation and amortization	5,107	4,779	9,693	10,058

Net income	62,548	49,057	56,686	31,791
Interest expense, net	7,423	6,948	14,693	13,299
Provision for income taxes	40,337	32,217	36,685	18,313
Depreciation and amortization	5,107	4,779	9,693	10,058

EBITDA	$115,415	$93,001	$117,757	$73,461

In the thirteen-week period ended December 30, 2006, net income and EBITDA included:

•	$2.3 million of consulting fees associated with the implementation of our ERP software project, other IT strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.6 million severance;

•	$0.2 million of fees paid to Wasserstein and Highfields under our management agreement;

•	$0.1 million loss on disposal of fixed assets; and

•	$0.1 million of income recognized from vendor settlements.

In the thirteen-week period ended December 24, 2005, net income and EBITDA included:

•	$0.9 million of income related to closed stores (income is due to December sales seasonality);

•	$0.3 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.1 million of incremental employee executive recruiting and relocation charges; and

•	$2.2 million of deferred IPO costs that were written off.

In the twenty-seven week period ended December 30, 2006, net income and EBITDA included:

•	$15.8 million non-cash pension curtailment gain;

•	$2.9 million of consulting fees associated with the implementation of our ERP software project, other IT strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.8 million severance;

•	$0.5 million of fees paid to Wasserstein and Highfields under our management agreement;

•	$0.2 million loss on disposal of fixed assets; and

•	$0.3 million of income recognized from vendor settlements.

In the twenty-six week period ended December 24, 2005, net income and EBITDA included:

•	$0.3 million of income related to closed stores (income is due to December sales seasonality);

•	$0.1 million of restructuring charges relating to a reduction in force implemented beginning in August 2004 instead of at the beginning of our prior fiscal year in April 2004;

•

$0.1 million of one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.1 million of rental income due to a change in accounting treatment;

•	$0.5 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.6 million of incremental employee executive recruiting and relocation charges; and

•	$2.2 million of deferred IPO costs that were written off.